PRICING SUPPLEMENT No. 1056ZZ Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated January 26, 2011

$6,147,500 Deutsche Bank AG Trigger Step Performance Securities

Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar due on January 31,  2013

Investment Description

The Trigger Step Performance Securities Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar (the “securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) and provide exposure to the performance of an equally weighted basket of currencies consisting of the Brazilian real (“BRL”), the Russian ruble (“RUB”), the Indian rupee (“INR”) and the Chinese renminbi (“CNY”) (each, a “Basket Currency” and together, the “Basket”) relative to the U.S. dollar (the “Reference Currency”). If the Basket Return is zero or positive, Deutsche Bank AG will repay the full principal amount at maturity and pay a return equal to the greater of the Basket Return and the Step Return of 24.00%. If the Basket Return is negative and the Basket Ending Level is equal to or greater than the Trigger Level, Deutsche Bank AG will repay the full principal amount at maturity. However, if the Basket Ending Level is less than the Trigger Level, the Issuer will repay less than the full principal amount at maturity, resulting in a loss on your investment that is proportionate to the percentage decline in the Basket but, in no case, will the Payment at Maturity be less than zero. Investing in the securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the securities to maturity. Any payment on the securities, including any contingent repayment of principal, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

Features

❑

Participation in Positive Basket Return with Step Return Feature: If the Basket Return is zero or positive, Deutsche Bank AG will repay the full principal amount at maturity and pay a return equal to the greater of the Basket Return and the Step Return of 24.00%. If the Basket Return is negative, investors may be exposed to the percentage decline in the Basket at maturity.

❑

Downside Exposure with Contingent Repayment of Principal at Maturity: If the Basket Return is negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity. However, if the Basket Ending Level is less than the Trigger Level, the Issuer will pay less than the full principal amount, resulting in a loss to investors that is proportionate to the percentage decline in the Basket but, in no case, will the Payment at Maturity be less than zero. The contingent repayment of principal only applies if you hold the securities to maturity. You may lose some or all of your principal amount. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

❑	Diversification Opportunity: The securities provide an opportunity to diversify your portfolio through exposure to the Basket Currencies.

Key Dates

Trade Date	January 26, 2011

Settlement Date	January 31, 2011

Final Valuation Date[1]	January 25, 2013

Maturity Date[1]	January 31, 2013

[1]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Step Performance Securities Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar. The return of the securities at maturity will depend upon the performance of the Basket Currencies relative to the U.S. dollar. The securities are unsubordinated and unsecured debt obligations of Deutsche Bank AG and are offered at a minimum investment of $1,000.

Basket Currencies	Currency Weighting	Reference Currency	Step Return	CUSIP/ISIN
Brazilian real (“BRL”)	25.00%	USD	24.00%	25154P550 /US25154P5504
Russian ruble (“RUB”)	25.00%
Indian rupee (“INR”)	25.00%
Chinese renminbi (“CNY”)	25.00%

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the prospectus dated September 29, 2009, the prospectus supplement dated September 29, 2009, product supplement ZZ dated September 29, 2009, and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement ZZ. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per security	$10.00	$0.20	$9.80
Total	$6,147,500.00	$122,950.00	$6,024,550.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,147,500.00	$713.72

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement ZZ dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including the prospectus dated September 29, 2009, as supplemented by the prospectus supplement dated September 29, 2009, and the product supplement ZZ dated September 29, 2009) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “securities” refers to the Deutsche Bank AG Trigger Step Performance Securities Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

All references to “Trigger Step Performance Securities,” “Basket Return” and “Currency Return” in this pricing supplement shall be deemed to refer to “Securities,” “Performance” and “Performance,” respectively, as defined in the accompanying product supplement.

Investor Suitability

The securities may be suitable for you if:

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Basket.

♦	You believe that the Basket will appreciate over the term of the securities and you are willing to invest in the securities based on the Step Return of 24.00%.

♦	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦	You do not seek current income from your investment.

♦	You are willing to hold the securities to maturity, which have a term of 2 years, and accept that there may be little or no secondary market for the securities.

♦

You are willing to assume the credit risk of Deutsche Bank AG for all payments under the securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The securities may not be suitable for you if:

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Basket.

♦	You believe that the level of the Basket will decline during the term of the securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the securities to maturity, which have a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement and more detailed “Risk Factors” beginning on page 5 of the accompanying product supplement for risks related to an investment in the securities.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per security (subject to a minimum purchase of 100 securities)

Currency of the Issue	United States dollars

Term	2 years

Trade Date	January 26, 2011

Settlement Date	January 31, 2011

Final Valuation Date	January 25, 2013, subject to postponement and as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date	January 31, 2013. In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Basket	Basket Currency	Currency Weighting
	Brazilian real (BRL) Russian ruble (RUB) Indian rupee (INR) Chinese renminbi (CNY)	25.00% 25.00% 25.00% 25.00%

Step Return	24.00%

Trigger Level	85.00, which is equal to 85.00% of the Basket Starting Level

Payment at Maturity (per $10.00 face amount of securities)

If the Basket Ending Level is greater than or equal to the Basket Starting Level, Deutsche Bank AG will pay you a cash payment per $10.00 face amount of securities equal to:

$10.00 + ($10.00 × the greater of

(i) Step Return and (ii) Basket Return)

Due to the Currency Return calculation, the maximum Basket Return is 100%.

If the Basket Ending Level is less than the Basket Starting Level but greater than or equal to the Trigger Level, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 face amount of securities.

If the Basket Ending Level is less than the Trigger Level, Deutsche Bank AG will pay you less than the full principal amount, resulting in a loss that is proportionate to the percentage decline in the level of the Basket reflected in the negative Basket Return and equal to:

the greater of (i) zero and

(ii) $10.00 + ($10.00 × Basket Return)

In this scenario, you will lose 1% of your initial investment for every 1% of negative performance of the Basket but, in no case, will the Payment at Maturity be less than zero. The contingent repayment of principal feature no longer applies and you will lose a significant portion or all of your initial investment.

Basket Starting Level	100

Basket Ending Level

The Basket Ending Level will be calculated as follows:

100 × [1 + (BRL Return × 25.00%) +

(RUB Return × 25.00%) + (INR Return × 25.00%) +

(CNY Return × 25.00%)]

The BRL Return, RUB Return, INR Return and CNY Return refer to the Currency Return for the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi, respectively.

Basket Return	The percentage change in the Basket from the Basket Starting Level to the Basket Ending Level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Currency Return

With respect to each Basket Currency, the percentage change in the relevant Basket Currency from the Basket Currency Starting Level to the Basket Currency Ending Level, calculated as follows:

Basket Currency Starting Level – Basket Currency Ending Level

Basket Currency Starting Level

Because the Currency Return is calculated by dividing the difference between the Basket Currency Starting Level and the Basket Currency Ending Level by the Basket Currency Starting Level, the maximum possible Currency Return, and as a result the maximum possible Basket Return, will equal 100%. There is no comparable limit on the negative performance of the Currency Return or the Basket Return. However, in no case will the Payment at Maturity be less than zero.

Basket Currency Starting Level	USD/BRL: 1.6692 USD/RUB: 29.7900 USD/INR: 45.5300 USD/CNY: 6.5878

Basket Currency Ending Level	For each Basket Currency, the Spot Rate on the Final Valuation Date

Spot Rate

For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the Calculation Agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rate.” The Spot Rate for each Basket Currency is expressed as units of the respective currency per one U.S. dollar.

No Interest Payments	We will not pay you interest during the term of the securities.

Investment Timeline

Under these circumstances, you may lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF DEUTSCHE BANK AG. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

How will the Basket Return be calculated?

Your Payment at Maturity will depend on the Basket Return. The following steps are necessary to calculate the Basket Return:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The BRL Currency Return is the difference between the USD/BRL Basket Currency Starting Level and the USD/BRL Basket Currency Ending Level relative to the USD/BRL Basket Currency Starting Level, expressed as a percentage and calculated as follows:

BRL Currency Return =	USD/BRL Basket Currency Starting Level – USD/BRL Basket Currency Ending Level USD/BRL Basket Currency Starting Level

An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

The RUB Currency Return is the difference between the USD/RUB Basket Currency Starting Level and the USD/RUB Basket Currency Ending Level relative to the USD/RUB Basket Currency Starting Level, expressed as a percentage and calculated as follows:

RUB Currency Return =	USD/RUB Basket Currency Starting Level – USD/RUB Basket Currency Ending Level USD/RUB Basket Currency Starting Level

An increase in the value of the Russian ruble relative to the U.S. dollar is expressed as a decrease in the USD/RUB spot rate.

The INR Currency Return is the difference between the USD/INR Basket Currency Starting Level and the USD/INR Basket Currency Ending Level relative to the USD/INR Basket Currency Starting Level, expressed as a percentage and calculated as follows:

INR Currency Return =	USD/INR Basket Currency Starting Level – USD/INR Basket Currency Ending Level USD/INR Basket Currency Starting Level

An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/INR spot rate.

The CNY Currency Return is the difference between the USD/CNY Basket Currency Starting Level and the USD/CNY Basket Currency Ending Level relative to the USD/CNY Basket Currency Starting Level, expressed as a percentage and calculated as follows:

CNY Currency Return =	USD/CNY Basket Currency Starting Level – USD/CNY Basket Currency Ending Level USD/CNY Basket Currency Starting Level

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 × [1 + (BRL Return × 25.00%) + (RUB Return × 25.00%) + (INR Return × 25.00%) + (CNY Return × 25.00%)]

Step 3: Calculate the Basket Return.

The Basket Return is equal to the percentage change in the Basket from the Basket Starting Level to the Basket Ending Level, calculated as follows:

Basket Ending Level – Basket Starting Level

Basket Starting Level

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦

MARKET RISK — The securities differ from ordinary debt securities in that Deutsche Bank AG is not necessarily required to repay the full amount of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Ending Level is less than the Trigger Level, Deutsche Bank AG will pay you an amount at maturity that is less than your principal amount, resulting in a loss of 1% of your initial investment for each 1% decline in the Basket Ending Level as compared to the Basket Starting Level. Under these circumstances, you will lose some or all of your initial investment in an amount that is proportionate to the percentage decline in the level of the Basket but, in no case, will the Payment at Maturity be less than zero. Any payment on the securities, including any contingent repayment of principal, is subject to the creditworthiness of Deutsche Bank AG.

♦

THE CONTINGENT REPAYMENT OF PRINCIPAL APPLIES ONLY AT MATURITY — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Basket is above the Trigger Level.

♦

THE PARTICIPATION RATE AND STEP RETURN APPLY ONLY AT MATURITY — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Step Return or Participation Rate and the return you realize may be less than the Step Return or Basket Return even if such return is positive.

♦	THE SECURITIES DO NOT PAY INTEREST — You will not receive interest payments on the securities during the term of the securities.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any contingent repayment of principal, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

♦

YOUR MAXIMUM POSSIBLE RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY RETURN IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY RETURNS — For each Basket Currency, because the Currency Return is calculated by dividing the difference of the Basket Currency Starting Level minus the Basket Currency Ending Level by the Basket Currency Starting Level, the maximum Currency Return will equal 100%, resulting in a maximum possible Basket Return of 100%. Therefore, the return on the securities is capped to 100%. In addition, because the Currency Return is calculated in this manner, there is no comparable limit on the negative performance of a Basket Currency or resulting negative performance of the Basket Return. Consequently, even if three of the Basket Currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be offset by a severe depreciation of the fourth Basket Currency. However, in no case, will the Payment at Maturity be less than zero.

♦

INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. Additionally, the Basket Return is based on the Currency Return of each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Returns are dependent solely on such stated formula and not on any other formula that could be used for calculating currency returns.

♦

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full face amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

♦

GAINS IN THE CURRENCY RETURN OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY RETURN OF OTHER BASKET CURRENCIES — The securities are linked to the return of the Basket, which is composed of four currencies with equal weightings. The Basket Return will be based on the return of the Basket as a whole. Therefore, positive Currency Returns of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Returns of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The return of the Basket is dependent on the Currency Return of each Basket Currency, which is in turn based upon the formula set forth above.

♦

CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

♦

LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the return of the Basket Currencies and, consequently, the value of the securities.

♦

THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the return of the Basket Currencies, and, consequently, the return on the securities.

♦

IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED —Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Basket Currency Ending Level for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch , as calculation agent, being unable to determine the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

♦

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the return of the Basket Currencies.

♦

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

♦

LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

♦

THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Return by measuring the percentage change from the Basket Starting Level to the Basket Ending Level, as set forth herein. The Basket Ending Level will be calculated using the sum of the weighted Currency Returns, as described above. The Currency Returns will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

♦

WE AND OUR AFFILIATES OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE BASKET RETURN TO WHICH THE SECURITIES ARE LINKED TO AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

♦

ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the return of the Basket Currencies relative to the U.S. dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;

♦	the time remaining to maturity of the securities;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

HISTORICAL RETURN OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE RETURN OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES — It is impossible to predict whether any of the USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will rise or fall. The USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

♦

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

♦

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Return Table and Examples

The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 face amount of securities for a hypothetical range of Basket Returns and reflect a Basket Starting Level of 100.00, a Trigger Level of 85 (85.00% of the Basket Starting Level), and a Step Return of 24.00%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Basket Ending Level	Basket Return	Payment at Maturity ($)	Total Return (%)
170.00	70.0%	$17.00	70.00%
160.00	60.0%	$16.00	60.00%
150.00	50.0%	$15.00	50.00%
140.00	40.0%	$14.00	40.00%
130.00	30.0%	$13.00	30.00%
124.00	24.0%	$12.40	24.00%
110.00	10.0%	$12.40	24.00%
100.00	0.0%	$12.40	24.00%
90.00	-10.0%	$10.00	0.00%
85.00	-15.0%	$10.00	0.00%
80.00	-20.0%	$8.00	-20.00%
70.00	-30.0%	$7.00	-30.00%
60.00	-40.0%	$6.00	-40.00%
50.00	-50.0%	$5.00	-50.00%
40.00	-60.0%	$4.00	-60.00%
30.00	-70.0%	$3.00	-70.00%
20.00	-80.0%	$2.00	-80.00%
10.00	-90.0%	$1.00	-90.00%
0.00	-100.0%	$0.00	-100.00%

Hypothetical Examples:

The following payment examples show scenarios for the Payment at Maturity of the securities, illustrating positive and negative Basket Returns reflecting either correlated or offsetting returns in the different Basket Currencies. The following examples are based on the Step Return of 24.00%, as well as the Basket Currency Starting Levels and Basket Currency Ending Levels (which will be determined on the Final Valuation Date), for the Basket Currencies, and the resulting Basket Return. The Basket Currency Ending Level values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, and should not be taken as indicative of the future return of any Basket Currency. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

The positive Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of 40.00%.

Because the Basket Return is 40.00%, which is greater than the Step Return of 24.00%, the Payment at Maturity is equal to $14.00 per $10.00 face amount of securities (a return of 40.00%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 40.00%) = $14.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Hypothetical Basket Currency Starting Level	Hypothetical Basket Currency Ending Level	Currency Return	Currency Weighting
BRL	1.6692	1.0015	40.00%	25.00%
RUB	29.7900	17.8740	40.00%	25.00%
INR	45.5300	27.3180	40.00%	25.00%
CNY	6.5878	3.9527	40.00%	25.00%

Basket Ending Level = 100 × [1 + (40% × 25%) + (40% × 25%) + (40% × 25%) + (40% × 25%)] = 140

Basket Return = (Basket Ending Level – Basket Starting Level) / Basket Starting Level

= (140 – 100)/100 = 0.40 = 40.00%

Example 2:

The positive Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of 10.00%. Due to the Step Return, the Payment at Maturity will equal $12.40 per $10.00 face amount of securities.

Because the Basket Return is 10.00%, which is positive but less than the Step Return of 24.00%, the Payment at Maturity is equal to $12.40 per $10.00 face amount of securities (a return of 24.00%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 24.00%) = $12.40

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Hypothetical Basket Currency Starting Level	Hypothetical Basket Currency Ending Level	Currency Return	Currency Weighting
BRL	1.6692	1.5023	10.00%	25.00%
RUB	29.7900	26.8110	10.00%	25.00%
INR	45.5300	40.9770	10.00%	25.00%
CNY	6.5878	5.9290	10.00%	25.00%

Basket Ending Level = 100 × [1 + (10% × 25%) + (10% × 25%) + (10% × 25%) + (10% × 25%)] = 110

Basket Return = (Basket Ending Level – Basket Starting Level) / Basket Starting Level

= (110 – 100)/100 = 0.10 = 10.00%

Example 3:

The negative Currency Return of INR and CNY and the positive Currency Return of BRL and RUB relative to the U.S. dollar result in a Basket Return of -10.00%, and, therefore, a Payment at Maturity of $10.00 per $10.00 face amount of securities.

Because the Basket Return is -10.00%, which is less than zero but greater than the Trigger Level, the Payment at Maturity is equal to $10.00 per $10.00 face amount of securities (a return of 0.00%).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Hypothetical Basket Currency Starting Level	Hypothetical Basket Currency Ending Level	Currency Return	Currency Weighting
BRL	1.6692	1.5857	5.00%	25.00%
RUB	29.7900	26.8110	10.00%	25.00%
INR	45.5300	63.7420	-40.00%	25.00%
CNY	6.5878	7.5760	-15.00%	25.00%

Basket Ending Level = 100 × [1 + (5% × 25%) + (10% × 25%) + (-40% × 25%) + (-15% × 25%)] = 90

Basket Return = (Basket Ending Level – Basket Starting Level) / Basket Starting Level

= (90 – 100)/100 = -0.10 = -10.00%

Example 4:

The negative Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of -20.00%, and, therefore, a Payment at Maturity of $8.00 per $10.00 face amount of securities.

Because the Basket Return is -20.00%, which is less than the Trigger Level, the Payment at Maturity is equal to $8.00 per $10.00 face amount of securities (a return of -20.00%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × -20.00%) = $8.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Hypothetical Basket Currency Starting Level	Hypothetical Basket Currency Ending Level	Currency Return	Currency Weighting
BRL	1.6692	2.2534	-35.00%	25.00%
RUB	29.7900	34.2585	-15.00%	25.00%
INR	45.5300	52.3595	-15.00%	25.00%
CNY	6.5878	7.5760	-15.00%	25.00%

Basket Ending Level = 100 × [1 + (-35% × 25%) + (-15% × 25%) + (-15% × 25%) + (-15% × 25%)] = 80

Basket Return = (Basket Ending Level – Basket Starting Level) / Basket Starting Level

= (80 – 100)/100 = -0.20 = -20.00%

Example 5:

The negative Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of -150.00%, and therefore, a Payment of Maturity of $0.00 per $10.00 face amount of securities.

Because the Basket Return is -150.00%, the Payment at Maturity will be $0.00, calculated as follows:

Payment at Maturity = the greater of (i) zero and (ii) $10.00 + ($10.00 × -150.00%)

= the greater of (i) zero and (ii) -$5.00 = $0.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Hypothetical Basket Currency Starting Level	Hypothetical Basket Currency Ending Level	Currency Return	Currency Weighting
BRL	1.6692	4.1730	-150.00%	25.00%
RUB	29.7900	74.4750	-150.00%	25.00%
INR	45.5300	113.8250	-150.00%	25.00%
CNY	6.5878	16.4695	-150.00%	25.00%

Basket Ending Level = 100 × [1 + (-150% × 25%) + (-150% × 25%) + (-150% × 25%) + (-150% × 25%)] = -50

Basket Return = (Basket Ending Level – Basket Starting Level) / Basket Starting Level

= (-50 – 100)/100 = -1.5 = -150.00%

*	For an initial investment of $1,000, your Payment at Maturity should be multiplied by 100.

Spot Rates

Spot Rates

The Spot Rate for the Brazilian real on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., Sao Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page, on such date of calculation.

The Spot Rate for the Russian ruble on each date of calculation will be the U.S. dollar/Russian ruble specified rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on such date of calculation. The Spot Rate shall be calculated by the CME pursuant to the Chicago Mercantile Exchange/EMTA, Inc. Daily Russian Ruble Per U.S. Dollar Reference Rate Methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the U.S. dollar/Russian ruble spot market for the purpose of determining the RUB/CME-EMTA Rate).

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Chinese renminbi on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=“ at approximately 9:15 a.m., Beijing time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the historical performance of the exchange rates for the Basket as well as historical individual Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth below. These historical data are shown for the period from January 3, 2000 through January 25, 2011. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth below). We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the securities. A higher exchange rate for a given year indicates a weakening of the particular Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the particular Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 3, 2000 through January 25, 2011. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies. For more information see “Spot Rates” in this pricing supplement.

Brazilian Real

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through January 25, 2011

(expressed as units of Brazilian reais per U.S. dollar)

Brazilian Real	High	Low	Period End
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4501	1.6968	1.7445
2010	1.9153	1.6442	1.6613
2011 (through January 25, 2011)	1.6961	1.6435	1.6718

Past performance is not indicative of future performance.

Russian Ruble

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through January 25, 2011

(expressed as units of Russian rubles per U.S. dollar)

Russian Ruble	High	Low	Period End
2000	29.5000	27.0850	28.1600
2001	30.5050	28.1600	30.5050
2002	31.9550	30.2550	31.9550
2003	31.9550	29.1600	29.2425
2004	29.2895	27.7200	27.7200
2005	29.0050	27.4395	28.7414
2006	28.7420	26.1475	26.3255
2007	26.9350	24.2322	24.6006
2008	29.9423	23.0584	29.4027
2009	36.5584	28.6270	30.0350
2010	31.9455	28.9106	30.5370
2011 (through January 25, 2011)	30.7745	29.7350	29.7850

Past performance is not indicative of future performance.

Indian Rupee

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through January 25, 2011

(expressed as units of Indian rupees per U.S. dollar)

Indian Rupee	High	Low	Period End
2000	46.9150	43.4750	46.6750
2001	48.3700	46.3412	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2057	48.8025
2009	52.1800	45.8050	46.5250
2010	47.7450	43.9750	44.7050
2011 (through January 25, 2011)	45.5150	44.6413	45.7063

Past performance is not indicative of future performance.

Chinese Renminbi

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through January 25, 2011

(expressed as units of Chinese renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
2000	8.2800	8.2760	8.2774
2001	8.2790	8.2754	8.2765
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3037
2008	7.3060	6.8061	6.8277
2009	6.8562	6.8108	6.8270
2010	6.8347	6.5897	6.6070
2011 (through January 25, 2011)	6.6369	6.5805	6.5850

Past performance is not indicative of future performance.

What are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe the securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. If, however, the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services, Inc provides any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 face amount of securities. We have agreed that UBS Financial Services Inc. may sell all or part of the securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA) , DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.